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                                                                    Exhibit 10.3


                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT is made and entered into this 5th day of May, 1998 by and between GPPC, INC., a Delaware corporation ("Purchaser"), and GENERAC CORPORATION, a Wisconsin corporation ("Seller").

                                    RECITALS

         Purchaser and Seller acknowledge the following:

         A. Seller's Portable Products Division (the "Division") consists of Seller's production, marketing, sales, engineering, research and development (and in the UK, Spain and Germany, importation) and administration operations located at its facilities in Jefferson, Wisconsin, Winsford, Cheshire, England, Wabein, Germany and Tarragona, Spain.

         B. The Division is engaged in the business of manufacturing, marketing, importing and selling portable power generators, pressure washers and, in the USA, portable welders (the "Business").

         C. Seller desires to sell to Purchaser and Purchaser desires to purchase and acquire from Seller substantially all of the assets of the Division pursuant to the terms and conditions contained in this Agreement.

                                   AGREEMENTS

         In consideration of the recitals and mutual agreements which follow, the parties agree as follows:

         1. TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell and deliver to Purchaser and Purchaser agrees to purchase and accept from Seller all of Seller's right, title and interest in and to all the assets set forth below, including, without limitation, all of such assets as are located in the United Kingdom, Germany and Spain (the "European Assets") (collectively, the "Purchased Assets"):

                  1.01 PERSONAL PROPERTY. All machinery, equipment, specifications, tools, tooling (including tooling in process), jigs, patterns, molds, fixtures, furniture, furnishings, spare parts and other personal property of the Division accounted for on the Balance Sheet (as hereafter defined), unless disposed of by Seller in the ordinary course of business generally consistent with past practice prior to Closing, including, without limitation, those listed on Schedule 1.01 (the "Personal Property").

                  1.02 REAL PROPERTY. All right, title and interest of Seller, whether in fee, leasehold or any other interest, in and to the real estate, buildings, fixtures and improvements accounted for on the Balance Sheet (as hereafter defined), including, without limitation, those
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listed on Schedule 1.02 (the "Real Property").

                  1.03 VEHICLES. All automobiles, trucks, trailers, automotive equipment and other owned vehicles of the Division accounted for on the Balance Sheet, unless disposed of by Seller in the ordinary course of business generally consistent with past practice prior to Closing, including, without limitation, those listed on Schedule 1.03 (collectively, the "Vehicles").

                  1.04 INTANGIBLE ASSETS. All of Seller's right, title and interest in and to the domestic and foreign patents, formulations, licenses (whether as licensor or licensee), trade names, trade dress, trademarks, service marks, copyrights, government approvals, permits and authorizations (and any applications or registrations, pending or to be applied for, for any of the foregoing) listed on Schedule 1.04 and the technical know-how, trade secrets, confidential information and other similar intangible assets used primarily in the conduct of the Business and operations of the Division and the goodwill associated with the foregoing (collectively, the "Intangible Assets").

                  1.05 LEASES. All leases of real estate, equipment and other tangible personal property of the Division listed on Schedule 1.05 (collectively, the "Leases").

                  1.06 CONTRACTS. All contracts and commitments with customers, suppliers or others, all sales and purchase orders, noncompetition, employment and consulting agreements, license agreements, sales representative agreements, dealer and distributorship agreements, and all other contracts and commitments, entered into by or on behalf of Seller with respect to the Division on or before the Closing Date in the ordinary course of business generally consistent with past practice, whether or not listed on Schedule 1.06 (collectively, the "Contracts").

                  1.07 PREPAID ASSETS. All prepaid rent, utilities, deposits and other prepaid items with respect to the Division accounted for on the Balance Sheet, unless changed in the ordinary course of business generally consistent with past practice prior to Closing, including, without limitation, those listed on Schedule 1.07 (collectively, the "Prepaid Assets").

                  1.08 RECORDS AND DOCUMENTS. Subject to section 2.02, all records, computer software and documents, books, supplier, dealer and customer lists, credit information and correspondence, operating data, work orders, audit information and correspondence, drawings, blueprints, copies of financial information and all other records and documents used primarily in the conduct of the Business and operations of the Division or related to property leased by Seller and being assigned to Purchaser hereunder (collectively, the "Documents").

                  1.09 NOTES AND ACCOUNTS RECEIVABLE. All notes, drafts and trade and other accounts receivable of the Division accounted for on the Balance Sheet, including, without limitation, those listed on Schedule 1.09 (collectively, the "Receivables") other than Receivables collected or adjusted between the Balance Sheet Date and the Closing Date.

                  1.10 INVENTORY. All inventories of raw materials, work-in-process, finished goods, spare parts, supplies and related packaging materials of the Division, including, without


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limitation, those listed on Schedule 1.10 (collectively, the "Inventory") other than Inventory sold or disposed of in the ordinary course of business generally consistent with past practices between the Balance Sheet Date and the Closing Date.

                  1.11 LICENSES AND PERMITS. Subject to section 14.04, all of Seller's rights in all government licenses, permits and authorizations (and any applications for any of the foregoing) applicable to the Division listed on
Schedule 1.11 (collectively, the "Licenses and Permits").

                  1.12 CLAIMS. All causes of action, judgments, claims, demands, charges and complaints relating to the Purchased Assets and Assumed Liabilities (as defined in section 3).

                  1.13 CASH AND CASH EQUIVALENTS. All cash and cash equivalents that are accounted for on a balance sheet of Seller prepared as of the Closing Date (the "Closing Date Balance Sheet") in a manner consistent with the Balance Sheet, including, without limitation, all cash held on the Closing Date in bank account number 118615 at Farmers & Merchants Bank, Jefferson, Wisconsin.

                  1.14 CLOSING DATE BALANCE SHEET ASSETS. All assets described in section 1.01 through 1.13 above that are accounted for on the Closing Date Balance Sheet.

         2. ASSETS EXCLUDED FROM SALE. Notwithstanding other contrary provisions of this Agreement, there shall be excluded from this transfer the following assets of Seller (collectively, the "Excluded Assets"):

                  2.01 The insurance policies listed on Schedule 2.01 and prepaid insurance with respect thereto.

                  2.02 All of Seller's assets which are not accounted for on the Balance Sheet or the Closing Balance Sheet or otherwise listed in sections 1.01 through 1.14, including without limitation, Seller's corporate minute book and related corporate records.

                  2.03 The name and mark "Generac Corporation", in whole or in part, the name and mark "Generac", in whole or in part, the name and mark "Generac Nagano," in whole or in part, and any name or mark derived from, including or confusingly similar to any of the foregoing. All of Seller's intellectual property other than the Intangible Assets, including, without limitation, its foreign and domestic patents and patent applications not specifically listed on Schedule 1.04.

         3. ASSUMPTION OF LIABILITIES. Purchaser shall assume and agree to pay, perform and discharge the liabilities and obligations of Seller which relate to the Division (including, without limitation, that part of the Division which is located in the UK, Germany and Spain), as set forth below in this section 3 (the "Assumed Liabilities"). The Assumed Liabilities shall consist only of the following and shall specifically exclude those liabilities and obligations defined below as "Excluded Liabilities:"


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                  3.01 All liabilities and obligations of Seller of the type reflected or reserved against on the Balance Sheet as are brought forward and reflected or reserved against on the Closing Date Balance Sheet and any other liability or obligation reflected or reserved against on the Closing Date Balance Sheet that affects the calculation of Net Working Capital.

                  3.02 All liabilities and obligations of Seller related to the Division arising in the ordinary course of business after the Closing Date directly on account of Seller's ownership and operation of the Division prior to the Closing Date.

                  3.03 All liabilities, obligations and duties (including warranty liabilities, obligations and duties) relating to repairs, refunds or replacements resulting from or related to any products manufactured, shipped or sold by the Division prior to the Closing Date which are returned to Purchaser or Seller because of product defects or failure to meet specifications. Seller shall make Seller's sales records available to Purchaser and shall take such other actions as may be necessary to allow Purchaser to determine customer eligibility for warranty service. Warranty service shall be administered and accounted for by Purchaser consistent with Seller's past practices, and Seller shall make available its warranty manuals or other appropriate guides for that purpose. In determining the foregoing, only those expenses which would have been chargeable against Seller's warranty reserve for the Division had Seller been responsible therefor shall be used. The parties acknowledge that all calculations of Net Working Capital have been reduced by and reflect the reserve for warranty claims with respect to products manufactured, shipped or sold by the Division and Seller makes no representation or warranty concerning the adequacy or sufficiency of such reserve, except as provided in section 10.04 of this Agreement.

                  3.04 All liabilities and obligations arising out of the Contracts or the Leases other than those obligations and liabilities that should have been reflected on the Closing Date Balance Sheet in accordance with generally accepted accounting principles and were not so reflected.

                  3.05 All liabilities and obligations arising from the ownership and operation of the Purchased Assets on and after the Closing Date.

         4. EXCLUDED LIABILITIES. Anything to the contrary contained in this Agreement notwithstanding, Purchaser shall not assume, and the term "Assumed Liabilities" shall not include, the following liabilities, obligations or commitments of Seller (collectively, the "Excluded Liabilities"):

                  4.01 Any liability for Seller's long-term indebtedness for borrowed money (including current maturities of such long-term debt and Seller's lines of credit with its financial institutions), which debt is described on
Schedule 4.01.

                  4.02 The expenses of Seller referred to in sections 19.05(a) and (b) which are to be paid by Seller.

                  4.03 All liabilities attributable to the Excluded Assets.


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                  4.04. Any liability that should have been reflected on the
Closing Date Balance Sheet in accordance with generally accepted accounting principles and was not so reflected.

                  4.05 Income taxes attributable to the operation of the Division prior to Closing or to the sale of assets of the Division prior to Closing. None of such income taxes shall be reflected on the Closing Date Balance Sheet.

         5. PURCHASE PRICE.

                  5.01 AMOUNT TO SELLER. Purchaser shall, in addition to assuming the Assumed Liabilities, pay to Seller in the manner set forth below, an amount equal to $294,871,500 (a) plus the amount by which Net Working Capital determined from the Closing Date Balance Sheet is greater than Net Working Capital determined from the Unaudited Balance Sheet or (b) minus the amount by which Net Working Capital determined from the Closing Date Balance Sheet is less than Net Working Capital determined from the Unaudited Balance Sheet (in the aggregate, the "Purchase Price"). The term "Net Working Capital," as used herein, shall mean the amount by which current assets (including Inventory) exceeds current liabilities. For purposes of determining Net Working Capital from the Closing Date Balance Sheet, current assets shall include all Purchased Assets which under generally accepted accounting principles are treated as such and current liabilities shall include all accruals, payables and reserves that are treated as current liabilities under generally accepted accounting principles, but no such liability shall be included in determining Net Working Capital from the Closing Date Balance Sheet unless it is an Assumed Liability.

                  5.02 MANNER OF PAYMENT OF THE PURCHASE PRICE. At Closing, Purchaser shall:

                           (a) assume the Assumed Liabilities;

                           (b) pay to Seller the Estimated Purchase Price (as
defined in section 5.03), in accordance with Seller's directions, through a bank wire transfer (the "Cash Payment").

                  5.03 ADJUSTMENT AT CLOSING. On the second business day prior to Closing, Seller shall furnish to Purchaser a preliminary Closing Date Balance Sheet (the "Preliminary Closing Date Balance Sheet") and a statement ("Seller's Closing Statement") setting forth (a) an estimate of the Net Working Capital as of the Closing Date (the "Net Working Capital Estimate"), (b) a purchase price adjustment amount (the "Closing Adjustment Amount") based upon the Net Working Capital Estimate and (c) the estimated Purchase Price (the "Estimated Purchase Price") to be paid at Closing by Purchaser in accordance with section 5.02(b) based upon the Closing Adjustment Amount. Seller shall prepare the Preliminary Closing Date Balance Sheet and the Seller's Closing Statement, and make the calculations set forth therein, in good faith and in accordance with generally accepted accounting principles applied in a manner consistent with those used in the preparation of the Balance Sheet.


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                  5.04 POST-CLOSING ADJUSTMENTS.

                           (a) As soon as practicable, but not later than 75
days after the Closing Date, Seller shall prepare and deliver to Purchaser a Closing Date Balance Sheet and a statement ("Seller's Post-Closing Statement") setting forth a reconciliation of the Net Working Capital Estimate, the Closing Adjustment Amount and the Estimated Purchase Price that takes into account changes between the Preliminary Closing Date Balance Sheet and the Closing Date Balance Sheet. Based upon such reconciliation, Seller's Post-Closing Statement shall set forth a final determination of the Purchase Price (the "Final Purchase Price"). Seller's Post-Closing Statement shall be prepared in accordance with generally accepted accounting principles applied consistently with the method of accounting used in preparing Seller's Closing Statement. Seller shall retain Deloitte & Touche to perform an audit of Seller's Post-Closing Statement. Seller shall permit Purchaser and its independent certified public accountant to review all accounting records and all work papers and computations used in the preparation of Seller's Post-Closing Statement. If Purchaser does not give notice of dispute to Seller within 25 days of receiving Seller's Post-Closing Statement, the parties agree that Seller's Post-Closing Statement shall be deemed to set forth the Final Purchase Price. If Purchaser gives notice of dispute to Seller within such 25-day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute. If, after 20 days from the date notice of dispute is given hereunder, Seller and Purchaser cannot agree on the resolution of the dispute, the dispute shall be resolved pursuant to section
19.10. In the event the dispute is submitted to arbitration pursuant to section 19.10, Purchaser and Seller shall use their best efforts to resolve the dispute as expeditiously as possible.

                           (b) In the event that the Final Purchase Price is
greater than the Estimated Purchase Price, Purchaser shall pay to Seller the difference between them plus interest on such difference from the Closing Date to the date of such payment at the rate of 6.75% per annum. In the event that the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Purchaser the difference between them plus interest on such difference from the Closing Date to the date of such payment at the rate of 6.75% per annum. Any payment required to be made pursuant to this section 5.04(b) shall be made within ten days of Purchaser's acceptance of the Final Purchase Price or, if applicable, within ten days of receipt of a determination and resolution of any dispute over the calculation of the Final Purchase Price as provided for in section 5.04(a) and section 19.10. Any such amount payable by one party to the other shall be paid by wire transfer.

                  5.05 ALLOCATION OF PURCHASE PRICE. The parties shall allocate the Purchase Price to the Purchased Assets in a manner consistent with the allocation set forth on Schedule 5.05 and the parties agree to utilize such allocation for all purposes, including tax returns and other public filings.

         6. CLOSING. The closing of the transactions pursuant to this Agreement (the "Closing") shall take place on June 30, 1998 (the "Closing Date") at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. located at 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin 53202, or as soon thereafter as the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby shall


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have occurred (other than conditions with respect to actions the respective parties will take at the closing itself) or such other time and place as Seller and Purchaser may agree. The effective time of the Closing shall be deemed to be 11:59 p.m. local time on the Closing Date. To the extent the Balance Sheet and the audited balance sheet and statements of income for the Division as of December 31, 1996 are delivered to Purchaser after May 22, 1998, the Closing Date shall be postponed one business day for each business day after May 22, 1998 (but not including May 22, 1998) to the date the Balance Sheet and the audited balance sheet and statements of income for the Division as of December 31, 1996 are so delivered.

         7. CONDITIONS TO OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser under this Agreement to be performed by Purchaser at or before the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Purchaser:

                  7.01 PERFORMANCE. Seller shall have, in all material respects, performed and complied with all of its covenants and other obligations under this Agreement which are to be performed or complied with by it prior to or at Closing.

                  7.02 REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties of the Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made or given on and as of the Closing Date.

                  7.03 NOTICES AND CONSENTS. All government consents and licenses, permits, authorizations, approvals of, filings with and notifications to any United States, state, local or other governmental or regulatory body required to be made or obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained.

                  7.04 COMPLIANCE WITH LAW. No material statute, law, rule, regulation or order shall have been enacted, entered or deemed applicable by any governmental or regulatory authority which would make any of the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

                  7.05 NO MATERIAL CHANGE. No material adverse change in the financial condition, results of operations, business, assets, operations, properties, suppliers or customer relations of the Division shall have occurred since the Balance Sheet Date. ("Material Adverse Change"). With respect to the Division's relationship with its customers listed on Schedule 10.30(a), no Material Adverse Change shall be deemed to have occurred unless, and only unless, such adverse change, in the aggregate, exceeds ten percent of the Division's business with such customers. This adverse change may be offset by increases in business with existing customers or new customers.

                  7.06 ACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS. Except for the transactions contemplated by this Agreement, Seller shall not have taken any material action outside the ordinary course of business with respect to the Division from the date hereof until the


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Closing Date without the prior written consent of Purchaser.

                  7.07 NO RESTRAINT ON TRANSACTION. No action, suit, investigation, inquiry or other proceeding shall have been instituted, threatened or be reasonably expected to be instituted, to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

                  7.08 DELIVERIES BY SELLER AT OR PRIOR TO CLOSING. Seller shall deliver or cause to be delivered to Purchaser the following items at or prior to Closing, all in form reasonably satisfactory to Purchaser's counsel:

                           (a) The General Bill of Sale in substantially the
form of Exhibit A, duly executed by Seller.

                           (b) An assignment of Seller's right, title and
interest in and to (i) any assignable Licenses and Permits, duly executed by Seller, and originals (or copies if originals are not available) of all Licenses and Permits, whether or not assignable and (ii) any assignable warranties and guaranties relating to the Real Property, duly executed by Seller, and originals (or copies if originals are not available) or all warranties and guaranties, whether or not assignable.

                           (c) An Assignment and Assumption of Contracts and
Leases in substantially the form of Exhibit B (the "Assignment and Assumption Agreement"), duly executed by Seller, together with all necessary consents to assignment of the Contracts and Leases listed on Schedule 7.08.

                           (d) Duly executed titles to all Vehicles.

                           (e) The Documents.

                           (f) The legal opinion of Seller's counsel, Reinhart,
Boerner, Van Deuren, Norris & Rieselbach, s.c., dated as of the Closing Date in substantially the form of Exhibit C.

                           (g) Certified copies of resolutions adopted by
Seller's Board of Directors authorizing the sale of the Purchased Assets to Purchaser in accordance with the terms hereof and the execution and delivery of this Agreement, the Related Agreements (as defined below), and all documents contemplated hereby and thereby to be executed and delivered by Seller.

                           (h) Duly executed assignments of the Intangible
Assets in substantially the form of Exhibits D-1 and D-2, duly executed by Seller (the "Intangible Property Assignments").

                           (i) Such other documents, certificates and
instruments, including officer's certificates, as Purchaser may reasonably request to consummate the transactions


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contemplated by this Agreement and the Related Agreements.

                           (j) Warranty deeds, duly executed by Seller, for the
owned Real Property, free and clear of all liens and encumbrances, except for the encumbrances listed on Schedule 7.08 ("Permitted Encumbrances") together with (i) appropriate transfer tax returns and (ii) a sworn affidavit stating Seller's FEIN and that Seller is not a foreign person for purposes of section 1445 of the Internal Revenue Code of 1986, as amended, and Treasury Regulation section 1.1445-2T.

                           (k) A written consent from each lessor and
contracting party listed on Schedule 7.08 consenting to the assignment of the lease or contract between such party and Seller to Purchaser in conjunction with the transactions contemplated by this Agreement. The preceding sentence shall only apply to contracts and leases for which the outstanding obligations of Seller as of the Closing Date exceed $40,000 regardless of whether such lease or contract is listed on Schedule 7.08.

                           (l) A Certificate of Status for Seller issued by the
Wisconsin Department of Financial Institutions dated within one day of the Closing Date.

                           (m) A certificate of the Chairman of the Board of
Seller certifying that, subject to any update of the Schedules to this Agreement, the conditions set forth in sections 7.01, 7.02 and 7.05 have been satisfied.

                           (n) The OEM Engine Supply Agreement in the form
attached hereto as Exhibit E (the "Engine Supply Agreement"), duly executed by Seller.

                           (o) The License Agreements in the form attached
hereto as Exhibits F-1 and F-2 (the "License Agreements"), duly executed by Seller.

                           (p) The Generator Supply Agreement and Parts Supply
Agreement in the forms attached hereto as Exhibits G-1 and G-2 (the "Secondary Supply Agreements"), and, together with the Assignment and Assumption Agreement, the Intangible Property Assignments, the Engine Supply Agreement, the Supplemental Agreement (as defined below), the License Agreements and the Transition Agreement (as defined below) (the "Related Agreements"), duly executed by Seller.

                           (q) The Transition Agreement in the form attached
hereto as Exhibit H (the "Transition Agreement"), duly executed by Seller.

                           (r) The Supplemental Agreement governing certain
matters with respect to the Division's operations in Europe in the form attached hereto as Exhibit I (the "Supplemental Agreement"), duly executed by Seller.

                           (s) Such documents as are necessary to transfer all
of Seller's right, title and interest in each of the European Assets to Purchaser pursuant to applicable law and as


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contemplated by this Agreement, duly executed by Seller.

                  7.09 TITLE INSURANCE. Purchaser shall have received prior to Closing a title insurance commitment for each parcel of owned Real Property (together with copies of all documents of title) in form and content reasonably acceptable to Purchaser issued by Chicago Title Insurance Company or such other title insurance company reasonably acceptable to Purchaser (the "Title Insurance Company"). The premium for the title insurance and any charge for endorsements shall be paid by Purchaser. Seller shall cause to be released on or before Closing all liens, mortgages, deeds of trust and other security documents.

                  7.10 HART-SCOTT-RODINO ACT. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act shall have expired or been terminated.

         8. CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller under this Agreement to be performed by Seller at or before the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Seller:

                  8.01 PERFORMANCE. Purchaser shall have, in all material respects, performed and complied with all of its covenants and other obligations under this Agreement which are to be performed or complied with by Purchaser prior to or at Closing, except this shall not relieve Purchaser of its obligations to fully and completely meet the requirements of section 5.02 above.

                  8.02 REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made or given on and as of the Closing Date.

                  8.03 NOTICES AND CONSENTS. All government consents and licenses, permits, authorizations, approvals of, filings with and notifications to any United States, state, local or other governmental or regulatory body required to be made or obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained.

                  8.04 COMPLIANCE WITH LAW. No material statute, law, rule, regulation or order shall have been enacted, entered or deemed applicable by any governmental or regulatory authority which would make any of the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

                  8.05 NO RESTRAINT ON TRANSACTION. No action, suit, investigation, inquiry or other proceeding shall have been instituted or be reasonably expected to be instituted to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

                  8.06 DELIVERIES BY PURCHASER AT OR PRIOR TO CLOSING. Purchaser shall deliver or


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cause to be delivered the following items at or prior to Closing, all in form reasonably satisfactory to Seller's counsel:

                           (a) A bank wire transfer in the amount of the Cash
Payment in accordance with Seller's instructions.

                           (b) The legal opinion of Purchaser's counsel, King &
Spalding, dated as of the Closing Date in substantially the form of Exhibit J.

                           (c) Certified copy of the resolutions adopted by
Purchaser's Board of Directors authorizing the purchase of the Purchased Assets from Seller in accordance with this Agreement and the execution and delivery of this Agreement, Related Agreements to which it is a party and all documents contemplated hereby and thereby to be executed and delivered by Purchaser.

                           (d) The Assignment and Assumption Agreement, duly
executed by Purchaser.

                           (e) A Certificate of Good Standing for Purchaser
issued by the Delaware Secretary of State dated within one day of the Closing Date.

                           (f) A certificate of the President of Purchaser
certifying that the conditions set forth in sections 8.01 and 8.02 have been satisfied.

                           (g) The Engine Supply Agreement, duly executed by
Purchaser.

                           (h) The License Agreements, duly executed by
Purchaser.

                           (i) The Intangible Property Assignments, duly
executed by Purchaser.

                           (j) The General Supply Agreement, duly executed by
Purchaser.

                           (k) The Secondary Supply Agreements, duly executed by
Purchaser.

                           (l) The Transition Agreement, duly executed by
Purchaser.

                           (m) The Supplemental Agreement, duly executed by
Purchaser.

                           (n) An opinion from an independent third party
reasonably acceptable to Seller, in form and substance reasonably acceptable to Seller, setting forth the conclusions that, after giving effect to the transactions contemplated by this Agreement and the Related Agreements and the occurrence of all of the financings contemplated by Purchaser in connection herewith and therewith, Purchaser and its subsidiaries taken as a whole and Purchaser, on a stand alone basis, are not insolvent and will not be rendered insolvent (as that term is used in 11 U.S.C. ss. 101 ET. SEq. and Wisconsin Statutes Chapter 242) by the indebtedness or the payment of the

Purchase Price incurred or made in connection herewith and therewith, will not be left with unreasonably small assets or capital with which to engage in its businesses and will not have incurred debts beyond its ability to pay such debts as they mature or become due.

                           (o) An opinion from an independent third party
reasonably acceptable to Seller, in form and substance reasonably acceptable to Seller, setting forth the conclusion that, in connection with the transactions contemplated by this Agreement and the Related Agreements, the Purchase Price is not greater than the reasonably equivalent value for the Purchased Assets. Purchaser shall pay the first $50,000 for the cost of such opinion and Seller and Purchaser shall each pay one-half of the cost in excess of $50,000.

                           (p) Such other instruments as Seller may reasonably
request to consummate the transactions contemplated by this Agreement and the Related Agreements.

                           (q) Such documents as are necessary to transfer all
of Seller's right, title and interest in each of the European Assets to Purchaser pursuant to applicable law and as contemplated by this Agreement to the extent within the control of Purchaser, duly executed by Purchaser.

                  8.07 HART-SCOTT-RODINO ACT. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act shall have expired or been terminated.

                  8.08 WAIVER OF DEFAULT. Seller has obtained all waivers of any default or possible default upon the part of Seller that would, or may, result from the consummation of the transactions contemplated by this Agreement under Seller's agreements with NBD Bank and the State of Wisconsin Investment Board, each such waiver being in a form reasonably acceptable to the executing parties.

                  8.09 PENSION BENEFITS. Purchaser shall have presented to Seller, Seller shall have accepted, and Purchaser shall have committed to implement a defined benefit plan (or plans) providing retirement benefits with respect to the employees of the Division which Purchaser hires pursuant to section 13 of this Agreement. Such plan (or plans) shall comply with section 13 of this Agreement and shall provide following the Closing, fully vested benefit accruals as described in this section 8.09 for each of Seller's employees who are employed by Purchaser immediately after the Closing pursuant to section
13.02. The retirement plan benefit accruals described in this section 8.09 shall be no less than (a) the benefit determined according to the terms of the Seller's defined benefit tax qualified retirement plan in which the employee participated immediately prior to the Closing, calculating such benefit, to the extent allowable under law, according to the terms of the plan as in effect immediately prior to the Closing and by considering the employee's service under the plan and compensation from the Seller prior to the Closing, as well as the employee's service and compensation with the Purchaser after the Closing, offset by (b) the benefit the employee had accrued under the Seller's tax qualified retirement plan as of the Closing (which benefit shall be fully vested at Closing). Seller acknowledges that this provision is not intended and shall not be interpreted as a requirement that

Purchaser provide identical types or number of post-retirement benefit plans post-Closing as provided by Seller prior to Closing and that Purchaser may use nonqualified plans to the extent the tax law prohibits Purchaser from using tax qualified plans to provide these benefits.

         9. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (except for representations that are made as of a specified date, which shall be true, correct and complete as of such date):

                  9.01 CORPORATE ORGANIZATION. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Wisconsin. Seller has the full corporate power and corporate authority to carry on the Business as now conducted and to own and lease the properties and assets it now owns and leases with respect to the Business.

                  9.02 AUTHORIZATION OF AGREEMENT. Seller has all necessary corporate power to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein. The execution and delivery of this Agreement and each of the Related Agreements by Seller and the performance by it of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary and appropriate corporate action. The execution and delivery of this Agreement and each of the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate or conflict with any provision of, or result in a breach of, or constitute a default under the terms or conditions of (a) Seller's Articles of Incorporation or By-Laws, (b) any court or administrative order or process to which Seller is a party, (c) any agreement or instrument by which Seller is a party or by which Seller is bound except where such conflict or default would not have a material adverse effect on the Business, or (d) any statute or regulation of any governmental agency, except where such conflict or default would not have a material adverse effect on the Business. This Agreement and each of the Related Agreements are a valid and binding obligations of Seller and are enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

                  9.03 TITLE TO PURCHASED ASSETS. Except for Permitted Encumbrances and except as disclosed on Schedule 9.03, Seller has good, indefeasible and marketable title to the Purchased Assets, including, without limitation, the owned Real Property, free and clear of all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, rights of first offer, liens, encumbrances and restrictions. Except for the Excluded Assets, the Purchased Assets and the property subject to the Leases constitute all of the property (other than public property and property Seller is entitled to use under license or other agreement or otherwise) used or held for use primarily in the operation of the Business.

         10. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date. For purposes of this section 10, any item listed or referenced on any Schedule to this Agreement shall be deemed to be disclosed with respect to every subsection of this section 10 where the disclosure to such other subsections is reasonable with respect to such other subsections. Summaries of or references to actual documents in the Schedules to this Agreement are qualified in their entirety by such documents. The inclusion of any item on the Schedules to this Agreement does not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item but rather is intended only to set forth certain information required by this Agreement and to qualify certain representations and warranties in the Agreement.

                  10.01 FINANCIAL STATEMENTS.

                           (a) Schedule 10.01 contains copies of (i) the
unaudited balance sheet of the Division as of March 31, 1998 (the "Unaudited Balance Sheet"); and (ii) unaudited statements of income of the Division for such period. March 31, 1998 shall be referred to herein as the "Balance Sheet Date." The balance sheet and income statement described in this paragraph (a) were (x) prepared, and the audited financial statements referred to in paragraph
(b) below will be prepared, in accordance with Seller's books of account and records; (y) present, or will present, as the case may be, fairly the financial position of the Division as of the date specified and the results of its operations for the period then ended; and (z) have been prepared, or will be prepared, as the case may be, in accordance with generally accepted accounting principles, consistently applied by Seller (subject to normal year-end adjustments in the case of the unaudited financial statements).

                           (b) Audited financial statements of the Division as
of March 31, 1998 shall be delivered to Purchaser within ten business days of the execution of this Agreement or as soon thereafter as such audited financial statements can be delivered in accordance with generally accepted audited standards. The audited March 31, 1998 balance sheet shall be referred to herein as the "Balance Sheet." If income from Operations for the quarter ending March 31, 1998 as set forth in the audited statement of income is less than 90% of the Income from Operations as set forth in the 1998 Budget, then Purchaser may notify Seller that it does not intend to close the transactions contemplated by this Agreement which shall be deemed terminated and neither party shall have any liability or obligation to the other party as a result of such termination.

                           (c) Seller agrees that it shall provide Purchaser an
audited balance sheet as of, and audited statement of income of the Division for the year ending, December 31, 1996, containing only such carve outs as may be appropriate under generally accepted accounting principles as may be applicable to a division of a business. Seller agrees it shall use its best efforts to provide the audited financial statements referenced in the immediately preceding sentence by May 22, 1998, and to the extent it is unable to provide such audited financial statements by May 22, 1998, it shall provide them as soon thereafter as such audited financial statements can be delivered in accordance with generally accepted auditing standards. The parties agree that for each business day that the foregoing financial statements are not delivered after May 22, 1998, the Closing Date shall be deferred as provided in section 6 hereof. If required by Purchaser, after Closing Seller shall cooperate with Purchaser to obtain audited statements of income for the Division as at and for the year ending, December 31, 1995 as soon as such audited statements of income can be delivered in accordance with generally accepted auditing standards. Seller represents and warrants that such financial statements will be prepared in accordance with generally accepted accounting principles consistent with the preparation of the Division's 1997 audited financial statements.

                  10.02 LABOR MATTERS.

                           (a) Except as set forth on Schedule 10.02, Seller has
no union collective bargaining agreements, letters of understanding, agreements modifying same or other labor contracts with respect to the Division. Seller has provided Purchaser with copies of all arbitration or grievance proceedings with respect to the Business within the last three years relating to any contract or laws regarding employment practices. There are currently no open or unresolved arbitration or grievance proceedings with respect to the Division relating to any contract or laws regarding employment practices and, to Seller's knowledge, none are currently pending or threatened. To Seller's knowledge, there is no pending or threatened charge, complaint, or petition by, against or involving Seller with respect to the Division before the National Labor Relations Board or any agency which regulates employment practices.

                           (b) Except as set forth on Schedule 10.02, Seller is
not bound by any court, administrative agency, arbitration, tribunal, commission or board decree, judgment, decision, agreement or settlement relating to (i) any collective bargaining agreement or other labor or employment agreements of Seller with respect to the Division (including, without limitation, the wages, hours or other terms or conditions of employment contained therein); (ii) unfair labor practices of Seller with respect to the Division; (iii) union representation proceedings or attempts to organize collective bargaining units of Seller with respect to the Division; (iv) employment discrimination claims against Seller with respect to the Division within the past three years; (v) wrongful discharge claims against Seller with respect to the Division within the past three years; (vi) claims that Seller has within the past three years violated any wage/hour matters with respect to the Division; (vii) unemployment compensation claims against Seller with respect to the Division within the past three years; (viii) worker's compensation claims against Seller with respect to the Division within the past three years; (ix) claims that Seller has within the past three years violated any occupational safety and health, safe work place or employee right-to-know laws with respect to the Division; (x) claims that Seller has within the past three years violated any affirmative action, government contracts or contract compliance laws with respect to the Division; (xi) claims that Seller has within the past three years violated any immigration laws with respect to the Division; (xii) employment-related tort or retaliation claims against Seller with respect to the Division within the past three years; (xiii) claims that, with respect to the Division, Seller has within the past three years violated any laws governing an employee's right to continued coverage under a group health insurance plan; (xiv) claims that Seller has within the past three years violated any plant closing and mass layoff laws with respect to the Division; or (xv) any other employment related claim against Seller with respect to the Division within the past three years, which may in any way materially and adversely affect the Division or the Purchased Assets. Except as set forth on
Schedule 10.02, to Seller's knowledge, there have been no pending or threatened employment related claims, charges or investigations against Seller within the past three years, by or on behalf of current or former employees of the Division, or applicants for employment with the Division. To Seller's knowledge, there is no current investigation by any government agency relating to employment or safety issues pertaining to the Division.

                           (c) Except as disclosed on Schedule 10.02, to
Seller's knowledge, there is no pending or threatened labor strike, slow-down or work stoppage or other material labor trouble which may affect the Division. Except as set forth on Schedule 10.02, to Seller's knowledge, no representation question is pending or threatened against the Division.

                  10.03 CONSENTS AND APPROVALS. Except (i) as set forth on
Schedule 10.03 and (ii) for filing and recording appropriate documents related to conveyance of interests in the Real Property, no consent, approval or authorization of, or declaration, filing or registration with any entity, agency or person is required in connection with the execution or delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby. If any item requiring consent is not listed on Schedule 10.03, failure to list such item shall not constitute a breach of the representation and warranty contained in this section 10.03 if the applicable consent is received prior to Closing.

                  10.04 LIABILITIES. To Seller's knowledge, Seller has no liabilities, absolute, direct or contingent, or any outstanding evidence of indebtedness with respect to the Division, except (a) as reflected or as reserved against on the Balance Sheet; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date; or (c) as reflected on Schedule
10.04. None of such liabilities were incurred other than in the ordinary course of business, and the reserves reflected on the Balance Sheet are adequate, appropriate and reasonable; provided, (x) with respect to the reserve for returns, Seller represents only that such reserve shall be reasonable assuming Purchaser maintains the return policy maintained by Seller as of the date of this Agreement and implements such policy in a manner consistent with Seller's implementation of such policy prior to the date hereof, and, (y) with respect to the reserve for defective products, Seller represents only that such reserve is reasonable assuming Purchaser handles claims in a manner consistent with Seller's past practices.

                  10.05 ACCOUNTS RECEIVABLE. All of the accounts receivable reflected on the Balance Sheet and the Closing Date Balance Sheet arose in the ordinary course of business and represent amounts payable by a buyer for goods actually sold or services actually performed, are current and collectible net of any respective reserves shown on the Balance Sheet or on the Closing Date Balance Sheet.

                  10.06 INVENTORY. The value at which inventory is carried on the Balance Sheet reflects the customary inventory valuation policy consistently applied by Seller with respect to the Business of stating inventory on the FIFO method of accounting for inventory in accordance with generally accepted accounting principles consistently applied by Seller. Subject to reasonable reserves and expenses incurred by Seller in the ordinary course of business for obsolete and slow moving inventory, the Inventory is usable and salable in the ordinary course of business consistent with past practice. The Inventory has been acquired and commitments to acquire Inventory have been made only in the ordinary course of business. Except as described on Schedule 10.06, no Inventory has been consigned to others.

                  10.07 BUSINESS CHANGES. Except as set forth on Schedule 10.07, there has not been since the Balance Sheet Date, with respect to the Division:

                           (a) any material (i) adverse change in the condition
(financial or other) or in the operations, business, properties or assets of the Division or the Purchased Assets, (ii) damage, destruction or loss (whether or not covered by insurance) affecting the Division or the Purchased Assets or
(iii) transaction outside the ordinary course of business affecting the Division or the Purchased Assets;

                           (b) any (i) sale, lease, transfer, assignment,
abandonment or other disposition of any Inventory, machinery, equipment, operating or intellectual property or other assets used or usable primarily by the Division except for dispositions in the ordinary course of business, (ii) cancellation or compromise of any debt owed to Seller with respect to the Division or claim of Seller with respect to the Division except in the ordinary course of business or (iii) waiver or release of any material right or claim with respect to the Division;

                           (c) any payment by Seller of any liability of the
Division other than (i) those then required to be discharged or satisfied, (ii) current liabilities shown on or reserved against the Balance Sheet and (iii) current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                           (d) any material loans, payments or transfers of cash
or other assets by Seller with respect to the Division outside of the ordinary course of business;

                           (e) any material deviation from the ordinary and
usual course of operating the Division including, without limitation, any adoption of any new benefit program, plan or other arrangement for officers or employees of the Division or any agreement, contract or lease entered into by Seller with respect to the Division;

                           (f) aggregate capital expenditures and commitments by
Seller with respect to the Division in excess of $500,000 (excluding expenditures made in connection with the building addition at the Division's facility in Jefferson, Wisconsin or the building addition at the Division's facility in Winsford, Cheshire, England);

                           (g) any mortgage, pledge or creation of any lien,
charge, security interest or other encumbrance on any of the Purchased Assets;

                           (h) any material change or modification of Seller's
accounting methods or practices with respect to the Division (including changes to amortization or depreciation policies or write-downs in the value of any Inventory or Receivable);

                           (i) to Seller's knowledge, any labor union organizing
activity, any actual or threatened employee strikes, work stoppages, slow-downs or lockouts or any adverse material change in the Division's relations with its employees, agents, customers or suppliers;

                           (j) any transfer of the Purchased Assets by Seller to
any shareholder, officer, director, employer or affiliate of Seller or any other transfer of Purchased Assets outside the ordinary course of business; or

                           (k) any material increase in any obligations or
liabilities of Seller with respect to the Division (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and generally consistent with past practice.

                           (l) any increases in or creation of compensation
payable or to become payable to any of the personnel of the Division (including any such increases pursuant to any bonus, pension, profit sharing or other plan or commitment) where such increases in or creation of compensation payable or to become payable, in the aggregate, exceed the compensation for the personnel of the Division set forth in the Division's 1998 Operating Budget, which Seller has provided to Purchaser.

                           (m) any agreement to do any of the foregoing.

                  10.08 REAL PROPERTY. Schedule 1.02 sets forth a true and complete list and description of each parcel of real estate owned or leased by Seller with respect to the Division. The Real Property is the only real property owned or leased in connection with the operation of the Division. Except as set forth on Schedule 1.02, Seller does not own a fee interest in any real estate with respect to the Division. Except for the Permitted Encumbrances, Seller has, and at the Closing Purchaser will receive, good and marketable title to the owned Real Property, free and clear of all mortgages, liens, security interests, easements, covenants, rights of way and other encumbrances or restrictions of any nature whatsoever. All installments of real estate taxes with respect to the owned Real Property due prior to the date hereof are paid current. Except as described on Schedule 1.05, Seller is not, with respect to the Division, a lessee or sublessee under any lease of real property.

                  10.09 CONDITION OF REAL PROPERTY. Except as set forth on
Schedule 10.09, to Seller's knowledge, there are no material structural or nonstructural defects in any of the buildings or other improvements situated on the Real Property and all building systems, structures, fixtures and improvements, owned, leased or used by Seller with respect to the Division are, in all material respects, in a condition and working order sufficient to conduct the Business in the manner currently and historically conducted by Seller. Except as set forth on Schedule 10.09, no capital expenditures on the Real Property are contemplated by Seller within the 12 months following the Closing Date. The Real Property is serviced by electric, gas, telephone, municipal water, municipal sanitary and storm sewer sufficient in quality and quantity to operate the Division as now operated from the Real Property.

                  10.10 PLANNED PUBLIC IMPROVEMENTS AND SPECIAL ASSESSMENTS. Seller has not received notice of any planned, contemplated or commenced public improvements that may result in special assessments or special charges pertaining to the Real Property or that may otherwise materially and adversely affect the availability of utility service or access to the Real Property. To Seller's knowledge, there are no deferred water or sewer charges nor any deferred special assessments pertaining to the Real Property.

                  10.11 ACCESS. There is full and free vehicular access to and from public highways and roads to the Real Property and all utility companies providing utilities to each such parcel of Real Property have adequate rights of access to provide the services necessary for the conduct of the business now conducted upon each such parcel of Real Property.

                  10.12 BUILDING CODE COMPLIANCE. Seller has not received notice of any government agency or court order requiring repairs, alterations or corrections of any existing conditions on the Real Property with respect to which Seller has not complied. Except as set forth on Schedule 10.12, to Seller's knowledge, the Real Property complies in all material respects with all federal, state and municipal laws, ordinances, orders, regulations and requirements.

                  10.13 ZONING. The current use of and the improvements on the Real Property are permitted under governing zoning laws and ordinances and are not nonconforming or a special use or special exception. Seller has not received notice of any contemplated change in the current zoning classification. To Seller's knowledge, all improvements and buildings comprising the Real Property (including, without limitation, the number of parking spaces, the building site and area, the set-backs and height) are in compliance with all applicable zoning and building codes and ordinances. To Seller's knowledge, all licenses, permits, certificates and other governmental approvals necessary for the use or occupancy of the Real Property have been issued and are in full force and effect for all portions of the Real Property.

                  10.14 PERSONAL PROPERTY LEASED. Schedule 1.05 sets forth a list of all material machinery, equipment, vehicles and other tangible personal property used in the operation of the Division which is covered by a lease to which Seller is a party.

                  10.15 CONDITION OF PURCHASED ASSETS. No material maintenance outside the ordinary course of business is needed with respect to the Purchased Assets and none of the Purchased Assets or the ownership, lease, occupancy or operation thereof, is in material violation of any law, ordinance, code, rule or regulation. The Purchased Assets are in good condition and working order except for ordinary wear and tear and depreciation that do not significantly affect the normal operations of any facility included in the Purchased Assets. No notice from any governmental body or other person has been served upon Seller with respect to the Division or upon any of the Purchased Assets or other assets leased, occupied or operated by Seller with respect to the Division within the last three years claiming any violation of any law, ordinance, code, rule or regulation or requiring, or calling attention to the need for any work, repairs, construction, alterations or installation on or in connection with such property with respect to which Seller has not complied.

                  10.16 CONTRACTS AND LEASES. The Contracts and Leases (including the real property leases set forth in Schedule 1.05) are all legally valid, binding and enforceable in accordance with their terms and are in full force and effect with respect to the parties thereto and neither Seller nor, to Seller's knowledge, any of the other parties thereto is in material default thereof. Seller has not received any notice of any claimed breach of any of the Contracts or Leases. To Seller's knowledge, no event has occurred which, after the passage of time or the giving of notice or both, would constitute a default under any Contract or Lease by Seller or any other party to any of the Contracts or Leases. Except as set forth on Schedule 10.16 and subject to receipt of any required consents thereunder, none of the rights of Seller under the Contracts or Leases will be impaired by the consummation of the transactions contemplated by this Agreement and all of Seller's rights thereunder will be enforceable by Purchaser after Closing. Seller has delivered to Purchaser copies of all material Contracts and Leases, all of which are true and complete and include all amendments or modifications. All of the Contracts and Leases were entered into in the ordinary course of business. Schedule 1.05 sets forth a list of all material leases of real estate used in the operation of the Division to which Seller is a party.

                  10.17 COMPLIANCE WITH ENVIRONMENTAL LAWS.

                           (a) ENVIRONMENTAL LAWS. The term "Environmental Laws"
shall mean all foreign, federal, interstate, state and local laws, including statutes, rules, regulations, and other governmental orders and guidances relating to the discharge, release, emission, dispersal, spilling, leaking, dumping or migration of Hazardous Substances or otherwise relating to the protection of the environment, the management of Hazardous Substances or the protection of employee health and safety or safeguarding public health and welfare including, but not limited to, the Solid Waste Disposal Act, the Clean Air Act, the Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive, Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Occupational Safety and Health Act of 1970, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (all as the same may have been amended), rules and regulations of the United States Environmental Protection Agency, rules and regulations of the United States Nuclear Regulatory Agency, rules and regulations of the United States Department of Transportation, state environmental protection statutes, and rules and regulations of any state or local department of environmental or natural resources or any state or local environmental protection agency now in effect.

                           (b) HAZARDOUS SUBSTANCES. The term "Hazardous
Substances" shall mean all hazardous and toxic materials or wastes (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents), fumes, smoke, soot, acids, alkalis, chemicals, liquids, gases, vapors, wastes and materials; any pollutants or contaminants; and any other similar substances or materials which are regulated under Environmental Laws.

                           (c) Schedule 10.17 describes:

                                    (i) With expiration dates, all permits,
licenses, approvals and consents issued by or received from government agencies (including local sewerage districts) relating to Environmental Laws or Hazardous Substances which are held by Seller and which relate to the Real Property or the Division (the "Environmental Permits").

                                    (ii) All above or below ground storage tanks
on the Real Property, and identifies all products and materials stored in such tanks.

                           (d) Except as described on Schedule 10.17, (i) to the
Seller's knowledge, the Environmental Permits are in full force and effect and constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required for the operation of the Division and the use of the Purchased Assets and the Real Property in compliance with Environmental Laws; (ii) to the Seller's knowledge, no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or threatened and (iii) no applications for permits or reports filed by Seller with respect to the Division in connection with any Environmental Law or Environmental Permit contained any untrue statement of material fact or omitted any statement of material fact necessary to make the statements made not misleading.

                           (e) Except as set forth on Schedule 10.17, to
Seller's knowledge, Seller (i) has filed all reports, returns and other filings required to be filed with respect to the Real Property and the Division under Environmental Laws and the Environmental Permits; and (ii) has furnished Purchaser complete copies of all environmental filings described in this subparagraph which have been made since January 1, 1996.

                           (f) Except as set forth on Schedule 10.17, (i) to the
Seller's knowledge, the Division and the Real Property have, in all material respects, been operated by Seller in substantial compliance with the Environmental Laws and Environmental Permits; and (ii) Seller has not received notice that the Division, the Purchased Assets or the Real Property are not in material compliance with any Environmental Law or Environmental Permit.

                           (g) Except as described on Schedule 10.17, to
Seller's knowledge, there are no actions, claims or investigations pending or threatened against the Division, the Purchased Assets or the Real Property, which in any case assert or allege (i) Seller, the Division, the Purchased Assets or the Real Property materially violated any Environmental Law or Environmental Permit or is in material default with respect to any Environmental Permit or any environmental order, writ, judgment, variance, award or decree of any government authority; (ii) Seller is, with respect to the Division, required to clean up or undertake any investigation or any remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on the Real Property or elsewhere; or (iii) Seller is, with respect to the Division, required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release of any Hazardous Substance by Seller. Except as described on Schedule 10.17, the Division, the Purchased Assets or the Real Property is not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

                           (h) Except as described on Schedule 10.17, with
respect to the period during which Seller owned or occupied the Real Property
(i) to Seller's knowledge, no Hazardous Substances have been treated, recycled or disposed of (intentionally or unintentionally) in material violation of Environmental Law at the time such treatment, recycling or disposal occurred, on, under or at the Real Property and/or such treatment, recycling or disposal will not result in any requirement for investigation or cleanup under current Environmental Law; (ii) to Seller's knowledge, there has been no release or threatened release of any Hazardous Substance from the Real Property in material violation of Environmental Law at the time such release occurred or was threatened and/or such release or threatened release will not result in any requirement for investigation or cleanup under current Environmental Law; (iii) to Seller's knowledge, there have not been nor are there now any materials containing asbestos or PCBs on the Real Property; (iv) to Seller's knowledge, there have been no activities on the Real Property which would subject Purchaser, or any subsequent owner, lessee, occupant or operator of the Real Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws; and (v) to Seller's knowledge, any treatment, recycling or disposal of Hazardous Substances conducted off the Real Property has been in substantial compliance with all Environmental Laws and Environmental Permits in effect at the time of the treatment, recycling or disposal.

                  10.18 GOVERNMENT LICENSES AND REGULATION. Seller has obtained all governmental licenses and permits the failure of which to obtain would have a material adverse impact upon Seller's ability to operate the Division and to own and/or use the Purchased Assets. Except as set forth on Schedule 10.18, such licenses and permits are in full force and effect, will remain in full force and effect for the benefit of Purchaser immediately after Closing and are transferable to Purchaser without the consent of any third party. No proceeding is pending or, to Seller's knowledge, threatened regarding the revocation or limitation of any such governmental license or permit.

                  10.19 RESTRICTIONS ON PERSONNEL. Except as described on
Schedule 10.19, to Seller's knowledge, none of the officers or employees of the Division have entered into any agreement which is now in effect with any person, corporation, partnership or business organization (other than Seller) requiring such person to assign any interest in any invention, proprietary information or trade secrets related to the Division or to keep confidential any such material or containing any prohibition or restriction on competition by Seller with respect to the Division or solicitation of customers of the Division.

                  10.20 TAXES. Except as described on Schedule 10.20:

                           (a) Seller has properly and timely filed in correct
form all tax returns and reports with respect to the Division required to be filed by it with all taxing authorities (collectively, the "Returns"), and has paid all taxes, governmental charges, penalties, assessments, interest and fines due or claimed to be due to such authorities, including, without limitation, all federal, state, county and local income, excise, sales, use, gross receipts, AD VALOREM, payroll and other taxes, fees and assessments; the reserves for taxes reflected on the Balance Sheet (other than for income taxes which are not being assumed) are adequate, and there are no tax liens upon any property or assets of the Division except for taxes not yet due.

                           (b) There are no actions, suits, proceedings,
investigations, audits or claims pending or threatened against the Division or the Purchased Assets with respect to taxes, governmental charges or assessments, nor are any such matters under discussion with any governmental authority.

                           (c) Seller (i) has withheld or collected from each
payment made to each of the Division's employees the amount of all taxes (including, but not limited to, state and federal income taxes, state and federal employment taxes and FICA) required to be withheld or collected therefrom, (ii) has promptly remitted such amounts to the proper taxing authorities, and (iii) has filed all reports with respect thereto with the proper taxing authorities.

                  10.21 EMPLOYMENT CONTRACTS AND POLICIES. Except as set forth on Schedule 10.21, Seller, with respect to the Division, has no express employment contract with any person, nor any contract with any employee of the Division, involving termination, retirement or termination pay, deferred compensation, profit sharing or pension plans, employee benefit plans or other employee benefits or post-employment benefits of any kind. Seller has provided to Purchaser all of Seller's written employment policies presently in effect for employees of the Division.

                  10.22 INTANGIBLE ASSETS. The Intangible Assets and the intellectual property rights licensed to Purchaser pursuant to the License Agreements collectively represent all intellectual property rights necessary to operate the Business in a manner in all material respects consistent with the current operation of the Business by Seller, except that Purchaser shall not have the right to use the trademark "Generac" except as part of the mark "Generac Portable Products" pursuant to the applicable License Agreement. All Intangible Assets are fully assignable and are being transferred pursuant to the Intangible Property Assignments and are free and clear of any adverse claims or interests. Except as set forth on Schedule 10.22, no licenses, sublicenses, covenants or agreements have been granted or entered into by Seller with respect to the Intangible Assets. Except as set forth on Schedule 10.22, Seller has not received any notice of infringement by others of any of the Intangible Assets. Seller has no notice of any claim against the Division for infringement of any patents, trademarks, trade dress, trade names, service marks, copyrights or licenses of others or the misappropriation of trade secrets of others. Except as set forth on Schedule 10.22, Seller owns all right, title and interest to the Intangible Assets.

                  10.23 UNLAWFUL PAYMENTS. No payments of cash or other consideration have been offered or made to any person, entity or government by Seller with respect to the Division which were unlawful under the laws of the United States or any state or other government having appropriate jurisdiction.

                  10.24 COMPLIANCE WITH LAW. Seller's operation of the Division and the Purchased Assets and Seller's use of the Real Property do not materially violate any applicable federal, state, local, national or international laws or ordinances or any other rule or regulation of any international, national, federal, state or local agency or body. Seller has not received any notification of any asserted failure by the Division to comply with such laws, rules or regulations.

                  10.25 INSURANCE. Schedule 10.25 lists all insurance policies owned by Seller with respect to the Division. All such policies are in full force and effect, and all premiums on policies due prior to the date hereof have been paid. Seller has not received notice that any such insurance is in default, will be canceled or not renewed, or will be renewed at premium rates materially in excess of the premium rates currently in effect. Such policies provide adequate insurance coverage for the assets and operations of the Division (with respect to the operations of the Division prior to the Closing Date) and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  10.26 SUBSIDIARIES. Seller has no subsidiaries with respect to the Division. Seller has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise or entity related to the Division. Except as set forth on Schedule 10.26, the Division has not been operated through any direct or indirect subsidiary or affiliate of Seller.

                  10.27 LITIGATION AND PROCEEDINGS. Except as set forth on
Schedule 10.27, there is no suit, action or legal, administrative, arbitration or other proceeding (including, without limitation, condemnation cases, historic designation proceedings or rezoning proceedings) pending or, to Seller's knowledge, threatened against Seller with respect to the Division or the Real Property or affecting the Purchased Assets or relating to any products that have been manufactured or sold by the Division and alleged to have been defective or improperly designed or manufactured. Schedule 10.27 sets forth a description of all pending claims made (or presently contemplated claims to be made) by Seller with respect to the Division against third parties. Except as set forth on
Schedule 10.27, Seller is not, with respect to the Division, now under any judgment, order, injunction or decree of any court, administrative agency or other governmental authority.

                  10.28 EMPLOYEE BENEFITS. The representations and warranties contained in sections 10.28(a) through 10.28(r) apply solely to the employee benefits of Seller with respect to the Division's employees located in the United States.

                           (a) Schedule 10.28 lists all "employee pension
benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by Seller for the benefit of any employee, as of the Closing Date, of the Division (a "Division Employee") (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by Seller for the benefit of any Division Employee which, as of the Closing Date, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations or for which Seller has any liability.

                           (b) Seller has made available to Purchaser copies of
(i) all documents governing each of the Pension Plans as in effect on the Closing Date; (ii) the most recent annual report prepared on the appropriate Internal Revenue Service Form 5500 series, including all required attachments, for each of the Pension Plans subject to such reporting requirements; and (iii) the most recent determination letter issued by the Internal Revenue Service or application therefor concerning the qualification of any Pension Plan pursuant to section 401(a) of the Code, all of which are true, correct and complete.

                           (c) None of the assets of Seller are subject to any
lien, constructive or otherwise, arising under ERISA section 4068.

                           (d) Except as described in Schedule 10.28, all
Pension Plans have obtained favorable determination letters from the Internal Revenue Service relating to the tax qualification of the Pension Plan under Code section 401(a) on the Pension Plans as currently in effect. The Pension Plans have operated in accordance with the requirements of the Code in all material respects, including but not limited to, compliance with Code sections 401(k)(3), 401(m) and 415.

                           (e) Schedule 10.28 lists all "employee welfare
benefit plans," as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by Seller for the benefit of any Division Employee (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by Seller for the benefit of any Division Employee which, as of the Closing Date, has not distributed all of its assets and/or satisfied all of its obligations for which Seller had any liabilities.

                           (f) Seller has made available to Purchaser copies of
all documents governing each of the Welfare Plans as in effect on the Closing Date, all of which are true, correct and complete.

                           (g) Schedule 10.28 lists all plans or programs to
provide fringe benefits to the Division's Employees (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, sick leave, disability, severance pay and other plans or related benefits (the "Fringe Benefit Plans").

                           (h) Seller has made available to Purchaser copies of
all documents governing each Fringe Benefit Plan as in effect on the Closing Date, all of which are true, correct and complete.

                           (i) Seller has not, after April 1, 1998, made any
material modification,
within the meaning of ERISA section 102 and the regulations thereunder (even if such term does not apply under ERISA to such plan), to any existing Pension Plan, Welfare Plan or Fringe Benefit Plan which is not set forth in the Pension Plan, Welfare Plan or Fringe Benefit Plan documents provided to Purchaser and which is not disclosed explicitly on Schedule 10.28 as a material modification made after April 1, 1998.

                           (j) For purposes of this section, "Seller" shall
include Seller and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), any group of trades or businesses under common control (within the meaning of Code section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001) and any affiliated service group (within the meaning of Code section 414(m) and relevant Treasury Regulations and proposed Treasury Regulations) of which Seller is a member.

                           (k) Except as disclosed on Schedule 10.28, Seller
never has been obligated to contribute on behalf of a Division Employee to any multiemployer plan within the meaning of ERISA section 3(37) or 4001(a)(3).

                           (l) Except as disclosed on Schedule 10.28, the
Welfare Plans Pension Plans and Fringe Benefit Plans and the trusts or other funding vehicles related to the Welfare Plans, Pension Plans and Fringe Benefit Plans have been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws and all reporting and disclosure requirements under the Code, ERISA and other applicable law had been properly and timely satisfied in all material respects. The Welfare Plans, Pension Plans and Fringe Benefit Plans and the trusts or other funding vehicles related to the Welfare Plans, Pension Plans and Fringe Benefit Plans meet, in all material respects, applicable requirements, in form and in operation, for favorable tax treatment under the Code. The Pension Plans comply in all material respects with the requirements of the Tax Reform Act of 1986, Uruguay Round Agreements Act, Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, Uniformed Services Employment and Reemployment Rights Act and all applicable subsequent legislation, requirements and amendments under the Code and ERISA. All required contributions pursuant to the Welfare Plans, Pension Plans and Fringe Benefit Plans for all periods prior to the Closing Date have been made or will be made prior to the Closing Date or are adequately reflected in accordance with generally accepted accounting principles on the Balance Sheet, and assets of such Plans (at fair market value) at least equal the liabilities of such Plans or such liabilities are adequately reflected in accordance with generally accepted accounting principles on the Balance Sheet. To Seller's knowledge, there are no threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Welfare Plans, Pension Plans or Fringe Benefit Plans or the assets of any of the trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans. No representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Division's Employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Closing Date.

                           (m) With respect to any Welfare Plan which is a
"group health plan," as defined in Code section 4980B, except as disclosed on
Schedule 10.28, Seller has not failed to comply with the continuation coverage requirements of Code section 4980B for any periods prior to the Closing Date.

                           (n) With respect to Welfare Plans, Pension Plans and
Fringe Benefit Plans, Seller has furnished to Purchaser copies of any currently effective investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee thereunder, all of which are true, correct and complete.

                           (o) Except as specified on Schedule 10.28, since
December 31, 1974, with respect to any Pension Plan subject to Title IV of ERISA, there has been no:

                                    (i) "reportable event" as defined in section
4043 of ERISA;

                                    (ii) event described in section 4063(a),
4064 or 4068(a) of ERISA;

                                    (iii) termination, partial termination or
commencement of proceedings seeking termination;

                                    (iv) grounds for termination as described in
section 4042(a) of ERISA;

                                    (v) request for waiver of minimum funding
standards filed with the Internal Revenue Service; or

                                    (vi) accumulated funding deficiency, as
defined in ERISA section 302 and Code section 412.

Except as specified on Schedule 10.28, the Closing of the purchase and sale contemplated hereby will not result in any such events and Seller is not aware of any events that are threatened or which would result in any of the events described herein.

                           (p) Except as specified on Schedule 10.28, since
December 31, 1974, no fiduciary of the Pension Plans or the Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA section 406 or Internal Revenue Code section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA, with respect to such Pension Plans or Welfare Plans.

                           (q) Except as specified on Schedule 10.28, Seller is
not aware of the occurrence of any event with respect to any Welfare Plan or Pension Plan which could result in a liability of Seller, or any member of Seller's controlled group to the Pension Benefit Guaranty Corporation ("PBGC"), other than the timely payment of premiums pursuant to section 4007 of ERISA. All required PBGC premiums have been paid for the periods through the Closing Date.

                           (r) Except as specified on Schedule 10.28, no Welfare
Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired Division Employees of Seller, other than benefits required to be provided pursuant to Code section 4980B.

                           The representations and warranties contained in
sections 10.28(aa) through 10.28(dd) apply solely to the Seller's employees with respect to the Division located in Europe.

                           (aa) Save for the Generac International Pension
Scheme for Salary Employees and the Standard Life Group Personal Pension Plan (the "Schemes"), there is not in operation any agreement or arrangement for the payment of, or payment of a contribution towards, a pension, allowance, lump sum, annuity, gratuity or other similar benefit on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement for the benefit of an employee or an employee's dependents.

                           (bb) The Schemes are not in the process of being
wound up.

                           (cc) No employer contribution due in respect of a
Scheme is unpaid. All contributions due from members of a Scheme have been paid to that Scheme.

                           (dd) The Schemes are approved and the Seller is not
aware of a matter which might give the Inland Revenue reason to withdraw
Approval.

                           (ee) The Schemes are both defined contribution
schemes and there is no liability to pay any benefit under and the Schemes other than an amount equal in value to the contributions paid by and on behalf of an employee who is a member of the Scheme, together with any investment return on those contributions.

                           For purposes of section 10.28(dd), "Approved" means
approved by the Inland Revenue for the purposes of Chapter I or Chapter IV of
Part XIV of the Income and Corporation Taxes Act 1988 and a reference to "Approval" is to be construed accordingly.

                  10.29 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in Sections 9 and 10 of this Agreement, Seller makes no representation or warranty, express or implied, at law or in equity, in respect to any of its assets (including, without limitation, the Purchased Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, the Seller makes no representation or warranty regarding any assets other than the Purchased Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

                  10.30 CUSTOMERS AND SUPPLIERS. Schedules 10.30(a) and (b), respectively, set forth: (a) list of (i) the ten largest customers of the Division in terms of sales during the fiscal year ended December 31, 1997 and
(ii) the ten largest customers of the Division in terms of sales during the three months ended March 31, 1998, showing the approximate total sales by the Division to each such customer during the fiscal year ended December 31, 1997 and the three months ended March 31, 1998, respectively; and (b) a list of (i) the ten largest suppliers of the Division in terms of purchases during the fiscal year ended December 31, 1997, and (ii) the ten largest suppliers of the Division in terms of purchases during the three months ended March 31, 1998, showing the approximate total purchases by the Division from each such supplier during the fiscal year ended December 31, 1997 and the three months ended March 31, 1998, respectively. Except for the customers and suppliers named in Schedules 10.30(a) or 10.30(b), the Division did not have any customer who accounted for more than 5% of the Division's sales during the period from December 31, 1996 to December 31, 1997, or any supplier from whom it purchased more than 5% of the goods of services which it purchased during the period from December 31, 1996 to December 31, 1997.

                  10.31 ORDERS, COMMITMENTS AND RETURNS. As of the Balance Sheet Date, the aggregate of all accepted and unfilled orders for the sale of merchandise entered into by the Division does not exceed $18,000,000, and the aggregate of all contracts or commitments for the purchase of supplies by it does not exceed $25,250,000, all of which orders, contracts and commitments were made in the ordinary course of business.

         11. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that the following statements are true:

                  11.01 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and corporate authority to carry on its business as now conducted and to own and lease the properties and assets it now owns and leases.

                  11.02 AUTHORIZATION OF AGREEMENT. Purchaser has all necessary corporate power to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions provided for herein and therein. The execution and delivery of this Agreement and each of the Related Agreements by Purchaser and the performance by it of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary and appropriate corporate action. The execution and delivery of this Agreement and each of the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate or conflict with any provision of, or result in a breach of, or constitute a default under (a) Purchaser's Certificate of Incorporation or By-Laws or (b) any court or administrative order or process to which Purchaser is a party, (c) any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or (d) any statute or regulation of any governmental agency. This Agreement and each of the Related Agreements are valid and binding obligations of Purchaser and are enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

                  11.03 LITIGATION. There is no action, suit or proceeding or investigation or claim pending or, to Purchaser's knowledge, threatened against Purchaser which might adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

                  11.04 FULL DISCLOSURE. Purchaser has notified the Seller (a) of any fact, condition or circumstance of which the Purchaser has knowledge which the Purchaser reasonably believes would constitute a breach or default by the Seller under this Agreement and (b) of any fact, condition or circumstance which the Purchaser, in the exercise of reasonable business judgment, believes would, after notice or lapse of time or both, constitute a breach or default by Seller under this Agreement.

         12. MUTUAL COVENANTS AND AGREEMENTS.

                  12.01 ACCESS TO BOOKS AND RECORDS. The parties agree that, for purposes of this section, the "Access Period" is defined as the longer of (a) a period of five years following the Closing Date or (b) the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including any period of waivers or extensions thereof. Purchaser hereby covenants and agrees to maintain in a reasonably accessible place, during the Access Period, the books and records delivered by Seller hereunder relating to the Division and to provide copies of such books and records to Seller or its representative upon request, at Seller's expense. Purchaser agrees to notify Seller prior to disposing of any such books and records and, upon request made within 60 days after receipt of such notice, to deliver such books and records to Seller at Seller's expense. With respect to the books and records of Seller not delivered to Purchaser hereunder Seller hereby covenants and agrees to give Purchaser the same access for the same time period and agrees to give Purchaser the same notice and right in the event of any proposed disposition of such books and records.

                  12.02 REPORTING ASSISTANCE. Purchaser agrees to cooperate and timely assist Seller in preparing information for various authorities after the Closing Date on the condition that such information relates to the purchase contemplated by this Agreement or the Purchased Assets. This information includes, but is not limited to, accounting and tax workbooks, responses to audit requests, other filings to tax authorities, E.G., payroll, property, sales and use taxes and other information necessary to comply with federal, state and local laws. Seller agrees to provide the same reporting assistance to Purchaser on the same terms and under the same conditions.

                  12.03 UPDATING AND SUPPLEMENTING SCHEDULES. The parties agree that on or before the Closing Date, Seller shall, and shall have the right to, supplement and update in writing any information contained on any Schedule to this Agreement in order to make the information contained in the Schedules correct and complete as of the Closing Date. It is agreed by the parties that the furnishing of such supplemental and updated information in and of itself shall not constitute or evidence the existence of any breach or violation by Seller of any provision of this Agreement. If Seller updates or supplements the Schedules to this Agreement pursuant to this section and such update or supplement discloses one or more liabilities of the Division which, in the aggregate, reasonably are expected to involve liabilities to the Division of greater than $5,000,000 or which would materially impair Purchaser's ability to operate the Business as currently operated (a "Material Liability Disclosure"), Purchaser shall have the right not to close the transactions contemplated by this Agreement unless such Material Liability Disclosure is assumed by Seller (E.G., a product liability claim for which Seller has insurance). If Purchaser closes the transactions contemplated by this Agreement notwithstanding a Material Liability Disclosure, such Material Liability Disclosure shall not constitute a breach or violation of any provision of this Agreement. If Purchaser elects not to close the transactions contemplated by this Agreement following a Material Liability Disclosure, such election shall constitute Purchaser's sole remedy and Purchaser shall not be entitled to any other damages under this Agreement or at law or equity which result from such Material Liability Disclosure or Purchaser's election not to close the transactions contemplated by this Agreement pursuant hereto. Seller agrees that, with respect to any supplement or update to the Schedules to this Agreement made pursuant to this section 12.03, to the extent such supplement or update discloses a liability of the Division (whether or not such liability is a Material Liability Disclosure), unless such disclosure is a Material Liability Disclosure and Purchaser exercises its right not to close the transactions contemplated by this Agreement in accordance with this section 12.03 in which case this sentence shall not apply, (a) to the extent applicable, an adjustment to Net Working Capital shall be made to reflect such liability (if such adjustment comports with generally accepted accounting principles), and (b) to the extent such liability is not accounted for under (a) of this sentence, and only to such extent, Seller shall indemnify Purchaser for such liability in accordance with section 15 hereof. The parties agree that the items listed on Exhibit K have been omitted from the Schedules to this Agreement, notwithstanding the fact such items may otherwise have been listed on certain Schedules to this Agreement, in order to permit Purchaser to conduct additional due diligence with respect to such items, which Purchaser shall complete within 7 days of the date of this Agreement. The items listed on Exhibit K (and any such other related items as are appropriate) shall, as appropriate, be added to the Schedules to this Agreement following completion of Purchaser's due diligence with respect thereto. To the extent such items disclose one or more liabilities of the Division which, in the aggregate, reasonably are expected to involve liabilities to the Division of greater than $100,000, except where such liabilities are reflected on the Balance Sheet, such excess shall (x) result in an adjustment to Net Working Capital to reflect such liabilities and (b) to the extent such liabilities are not accounted for under (x) of this sentence, and only to such extent, Seller shall indemnify Purchaser for such liability in accordance with section 15 hereof.

                  12.04 TAX RETURNS. The parties agree that all tax returns filed as a result of the transactions contemplated by this Agreement shall be based upon and shall reflect the allocation of the Purchased Price appearing on
Schedule 5.05.

                  12.05 POST-CLOSING USE OF LAMINATION DIES. The parties agree that following the Closing Date, they shall jointly be entitled to use, consistent with prior use by Seller and the Division prior to the Closing Date, the Temple Steel lamination die (title to which will be retained by Seller following the Closing Date) and the PSW lamination die (title of which will be transferred to Purchaser following the Closing Date). After each of the aforementioned lamination dies becomes unusable, the joint use of such die by the parties shall discontinue. The parties acknowledge that the provisions of this section apply only to use of the applicable dies in the United States.

                  12.06 POST-CLOSING USE OF CERTAIN OTHER DIES. The parties agree that following the Closing Date, they shall jointly use each of the then existing non-lamination dies for 200mm alternator components (individually a "Die" and collectively the "Dies"). The parties agree that their use of the Dies shall be consistent with the use of the Dies prior to the Closing Date by Seller and the Division. The parties agree that with respect to each of the Dies, after any Die existing as of the Closing Date becomes unusable, if, during the 12-month period ending upon the calendar quarter ending immediately preceding the date such Die becomes unusable, either the Division and Purchaser (in their combined use of such Die during such period) or Seller used 80% or more of such Die used during such 12-month period, then the party using 80% or more of such Die during such period shall replace such Die and the shared usage of such Die shall continue until the replacement of such Die becomes unusable. The parties agree that with respect to each of the Dies, after any Die existing as of the Closing Date becomes unusable, if, during the 12-month period ending upon the calendar quarter ending immediately preceding the date such Die becomes unusable, neither the Division and Purchaser (in their combined use of such Die during such period) nor Seller used 80% or more of such Die used during such 12-month period, the joint use of such Die shall discontinue. The parties acknowledge that the provisions of this section apply only to use of the applicable dies in the United States.

                  12.07 CLAUS-PETER SCHMIDT. Purchaser and Seller agree that they shall, in good faith, negotiate an agreement with Claus-Peter Schmidt, whereby the employment by Seller of Mr. Schmidt, together with all of Seller's rights, obligations and liabilities in respect of such employment will transfer to Purchaser.

         13. COVENANTS AND AGREEMENTS OF PURCHASER. Purchaser hereby covenants and agrees that:

                  13.01 LITIGATION ASSISTANCE. Purchaser will fully cooperate and assist Seller in defending any claim or lawsuit relating to Seller's operation of the Division or the Purchased Assets at Seller's sole expense. Upon written request, Seller shall reimburse Purchaser for reasonable out-of-pocket expenses actually incurred by Purchaser (including reasonable attorneys' fees and other professional fees, regular rates of salary, wages and traveling expenses) in connection with providing the cooperation and assistance required hereunder.

                  13.02 EMPLOYMENT RELATED MATTERS. Following Closing, Purchaser shall employ substantially all of the Division's Employees on substantially similar terms and conditions as employed by Seller. This section 13.02 is not intended to restrict the right of Purchaser to terminate the employment of any employee following Closing. The Employees shall receive credit following Closing for services rendered and compensation received while employed by Seller prior to Closing for all purposes, including, without limitation, participation in benefits from employee benefit programs of Purchaser or any other term or condition of employment which varies with seniority. In no event shall Purchaser be obligated to make any payment in respect of special bonuses or incentives to employees of the Division to continue their employment with the Division prior to Closing and any such amounts shall not be Assumed Liabilities or accrued liabilities or payables for purposes of computing Net Working Capital as of March 31, 1998 or as of the Closing Date. Following Closing, Purchaser shall not request successor status with respect to Seller's Unemployment Compensation Reserve Account Balance.

                  13.03 PURCHASER EQUITY. Within 11 business days of the date of signing this Agreement, Purchaser shall deliver to Seller evidence that Purchaser has received, without condition, equity investments aggregating no less than $10,000,000. Purchaser covenants and warrants that no efforts will be made to diminish or reduce the equity of Purchaser and that should Purchaser incur costs that reduce its equity, Purchaser shall take steps to replenish the equity so that the equity of Purchaser is at least $10,000,000 at all times prior to the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to section 18, provided if Seller makes a claim for reimbursement of its costs and expenses pursuant to section 18.02, Purchaser shall maintain the equity investment in an amount equal to 110% of such claim (but, in any event, not in excess of $10,000,000) until such time as the claim is resolved. Purchaser also agrees it will not grant any person or entity (other than Seller) a security interest in its assets prior to Closing.

                  13.04 CLAIMS HANDLING AND LIABILITIES. Following Closing, Purchaser will cooperate in permitting Seller reasonable access to observe that Purchaser dealt with and handled returns and warranty claims as set forth in section 10.04 of this Agreement. Purchaser shall take all reasonable steps to limit its loss (including field repairs and repair and resale of returned products) from returns and warranty claims. In measuring the reasonableness of the reserve in section 10.04, Purchaser's loss, if any, shall be determined as if Purchaser took all such reasonable steps.

         14. COVENANTS AND AGREEMENTS OF SELLER. Seller hereby covenants and agrees that:

                  14.01 LITIGATION ASSISTANCE. Seller will fully cooperate and assist Purchaser in defending any claim or lawsuit relating to the ownership and operation of the Division and Purchased Assets on or after the Closing Date at Purchaser's sole expense. Upon written request, Purchaser shall reimburse Seller for all reasonable out-of-pocket expenses actually incurred by Seller (including reasonable attorneys' fees and other professional fees, regular rates of salary, wages and traveling expenses) in connection with providing the cooperation and assistance required hereunder.

                  14.02 CONDUCT OF SELLER. From the date hereof until Closing, without Purchaser's prior written consent, Seller will not (a) commit to make any capital expenditures with respect to the Division in excess of $500,000 in the aggregate (excluding expenditures made in connection with the building addition at the Division's facility in Jefferson, Wisconsin or the building addition at the Division's facility in Winsford, Cheshire, England); (b) except as permitted under section 10.07(l), increase the compensation or benefits payable to any employee of the Division; (c) enter into any material agreements relating to the Division with third parties outside the ordinary course of business or (d) otherwise take any action with respect to the Division outside the ordinary course of business. From the date hereof until Closing, Seller will maintain the Purchased Assets in a manner consistent with past practices.

                  14.03 BOND PAYOFF. Prior to the Closing, Seller shall redeem all of the outstanding bonds issued pursuant to the 1994, $7,200,000, City of Jefferson, Industrial Revenue bond.

                  14.04 LICENSES AND PERMITS. Seller shall use all reasonable efforts to obtain prior to Closing all consents, endorsements and other appropriate approvals necessary to duly and validly transfer to Purchaser all licenses and permits to which Purchaser is entitled pursuant to section 1.11. To the extent a consent, endorsement or approval is not obtained prior to Closing but is reasonably expected in the ordinary course to be obtained after Closing, Seller shall continue to hold and maintain the license or permit applicable thereto on Purchaser's behalf and at Purchaser's expense and shall transfer such license or permit upon receipt of such consent, endorsement or approval. Immediately upon Seller's good faith determination that Seller will be unable to obtain any required consent, endorsement or approval, Seller that notify Purchaser and thereafter shall fully cooperate and assist Purchaser in obtaining replacement or renewal of the license or permit applicable thereto in Purchaser's name.

                  14.05 WAIVERS OF DEFAULT. Seller shall use all reasonable efforts prior to Closing to obtain the waivers referenced in section 8.08 of this Agreement.

         15. INDEMNIFICATION BY SELLER.

                  15.01 INDEMNIFICATION. Notwithstanding the Closing, and except for the remedy of specific performance in the event of breach of section 19.12 or as provided in section 18.02, as Purchaser's sole and exclusive remedy for breach of this Agreement or the Supplemental Agreement (except as may otherwise be provided by sections 2.2(a) and 2.4(a)(ii) of the Supplemental Agreement), Seller agrees to indemnify, defend and hold Purchaser and its directors, officers, employees, agents and shareholders harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations, or the defense or settlement of any claim but not including punitive damages) ("Purchaser's Damages") arising out of, resulting from or relating to:

                           (a) any inaccuracy in or breach of the
representations and warranties of Seller set forth in sections 9 and 10 hereof or set forth in the Related Agreements;

                           (b) any failure of Seller to duly perform or observe
any term, provision, covenant or agreement to be performed or observed by Seller pursuant to this Agreement or any agreement described herein (except as the remedies provided in such agreements for failure to perform are limited by the terms of such agreements); and

                           (c) any Excluded Liabilities, brokerage fees and
expenses of Seller referred to in section 19.05 (except to the extent any such fees and expenses are accrued for purposes of calculating Net Working Capital as of the Closing Date) or any bulk sales liability referred to in section 19.06 with respect to the Excluded Liabilities.

                           The representations and warranties of Seller set
forth in section 10 (except section 10.20) shall survive Closing for a period of one year. The representations and warranties of Seller set forth in sections 9 and 10.20 shall survive Closing until the expiration of the applicable statute of limitations. Seller's obligation to indemnify Purchaser with respect to a claim for a breach of a representation and warranty set forth in section 10 (except section 10.20) shall extend beyond such one-year period if Purchaser asserts such claim by notice in writing to Seller within such one-year period. Purchaser may assert a claim under section 15.01(a) with respect to a representation and warranty set forth in sections 9 and 10.20 and under section 15.01(b) or (c) at any time prior to the expiration of the applicable statute of limitations.

                           Anything in this section 15.01 to and contrary
notwithstanding, Seller shall have no obligation under this section 15.01 to indemnify Purchaser with respect to any matter that was the subject of a dispute with respect to the Closing Date Balance Sheet and that did result in an adjustment to the Purchase Price pursuant to section 5.04. Any such matter shall be disregarded for all purposes of this section 15.01.

                  15.02 PROCEDURE. Purchaser shall give Seller prompt notice in writing of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this section applies which notice shall provide in reasonable detail such information as Purchaser may have with respect to such claim or demand (including, without limitation, copies of any summons, complaints or other pleadings which may have been served on Purchaser or its agents and any written claim, demand, invoice, billing or other document evidencing the same) ("Notice of Claim"). If such claim or demand is evidenced by a court pleading, Purchaser shall give Notice of Claim within five days of receipt of such pleading. If such claim or demand is evidenced by some other writing or notice from a third party, Purchaser shall give Notice of Claim within ten days of the date it receives a notice of such claim.

                           Failure to give timely notice of a matter which may
give rise to an indemnification claim shall not affect the rights of Purchaser to collect such claims from Seller so long as such failure to so notify does not materially adversely affect the Seller's ability to defend such claim against a third party; provided, however, that the failure to provide Seller with a Notice of Claim pursuant to section 15.01(a) hereof with respect to a representation and warranty set forth in section 10 (except section 10.20) within one year after the Closing Date shall act as a complete bar to recovery hereunder.

                           If Purchaser's request for indemnification arises
from the claim of a third party, the written notice shall permit Seller to assume control of the defense of such claim or any litigation resulting from such claim. Failure by Seller to so notify Purchaser of its election to defend a complaint by a third party within ten days shall be a waiver by Seller of its right to respond to such complaint and within 20 days after notice thereof shall be a waiver by Seller of its right to assume control of the defense of such claim or litigation. If Seller assumes control of the defense of such claim or litigation resulting therefrom, Seller shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom, and Seller shall hold Purchaser harmless from and against all damages arising out of or resulting from any settlement approved by Seller or any judgment in connection with such claim or litigation. Notwithstanding Seller's assumption of the defense of such third-party claim or demand, Purchaser shall have the right to participate in the defense of such third-party claim or demand at its own expense. Seller shall not, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement, except in either case with a written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser shall furnish Seller in reasonable detail all information Purchaser may have with respect to any such third-party claim and shall make available to Seller and its representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Seller in the defense of such third-party claim. If Seller does not assume control of the defense of any such third-party claim or litigation resulting therefrom, Purchaser may defend against such claim or litigation in such manner as it may reasonably deem appropriate, and Seller shall indemnify Purchaser from any damages and costs indemnifiable under this section incurred in connection therewith.

                  15.03 LIMITATIONS. No indemnification shall be payable by Seller to Purchaser unless and until Purchaser's Damages, net of any related insurance proceeds or tax benefits received by Purchaser, exceed $3,000,000 in the aggregate. At such time that the aggregate amount of Purchaser's Damages exceeds $3,000,000, Seller shall be liable to Purchaser only for such of Purchaser's Damages, net of any related insurance proceeds and/or tax benefits received or receivable by Purchaser, which exceed $3,000,000. In no event shall Seller's aggregate liability hereunder to Purchaser exceed 10% of the Cash Payment, as adjusted pursuant to sections 5.03 and 5.04(b). Notwithstanding the foregoing, the limitations set forth in this section 15.03 shall not apply to claims based upon a breach of section 9.01, 9.02 or 9.03 hereof or the Excluded Liabilities.

         16. INDEMNIFICATION BY PURCHASER.

                  16.01 INDEMNIFICATION. Notwithstanding the Closing, and except for the remedy of specific performance in the event of a breach of section 19.12 or as provided in sections 12.03 or 18.02, as Seller's sole and exclusive remedy for a breach of this Agreement or the Supplemental Agreement (except as may otherwise be provided by section 2.2(b) of the Supplemental Agreement), Purchaser agrees to indemnify, defend and hold Seller, its directors, officers, employees, agents and shareholders harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim but not including punitive damages) ("Seller's Damages") arising out of, resulting from or relating to:

                           (a) any inaccuracy in or breach of the
representations or warranties of Purchaser set forth in section 11 hereof or set forth in the Related Agreements; or

                           (b) any failure to duly perform or satisfy the
Assumed Liabilities or
duly perform or observe any term, provision or covenant to be performed or observed by Purchaser pursuant to this Agreement or any agreement described herein (except as the remedies provided in such agreements for failure to perform are limited by the terms of such agreements); or

                           (c) except for Excluded Liabilities, any liabilities
relating to the Business and arising after the Closing Date.

                           The representations and warranties of Purchaser set
forth in section 11.03 shall survive Closing for a period of one year. The representations and warranties of Purchaser set forth in section 11.01, 11.02 and 11.04 shall survive Closing until the expiration of the applicable statute of limitations. Purchaser's obligation to indemnify Seller with respect to a claim for a breach of a representation and warranty set forth in section 11.03 shall extend beyond such one-year period if Seller asserts such claim by notice in writing to Purchaser within such one-year period. Seller may assert a claim under section 16.01(b) or (c) or under section 16.01(a) for a breach of section 11.01, 11.02 or 11.04 at any time prior to the expiration of the applicable statute of limitations.

                           Anything is this section 16.01 to the contrary
notwithstanding, Purchaser shall have no obligation under this section 16.01 to indemnify Seller with respect to any matter that was the subject of a dispute with respect to the Closing Date Balance Sheet but did not result in an adjustment to the Purchase price pursuant to section 5.04. Any such matter shall be disregarded for all purposes of this section 16.01

                  16.02 PROCEDURE. The procedural rules set forth in section
15.02 shall apply with respect to indemnification by Purchaser; provided, however, that the parties' obligations under section 15.02 shall be reversed, as appropriate.

                  16.03 LIMITATION. Purchaser's obligation to indemnify Seller for Seller's Damages shall be net of any related insurance proceeds or tax benefits received by Seller.

         17. NATURE OF REPRESENTATIONS. All statements contained in any certificate, exhibit, schedule, list or other instrument delivered by or on behalf of Seller or Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Purchaser hereunder. If, prior to the Closing Date, either party becomes aware of any breach of or inaccuracy with respect to a representation warranty made in this Agreement by the other party, the party discovering such breach or inaccuracy shall, promptly, give written notice to the other party describing in reasonable detail the nature of such inaccuracy or breach.

         18. TERMINATION AND ABANDONMENT.

                  18.01 METHODS OF TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                           (a) By mutual consent of Purchaser and Seller; or

                           (b) By either Purchaser or Seller if there shall have
been a material misrepresentation, material breach of warranty or material failure to perform obligations on the part of the other party in respect of the representations, warranties and obligations set forth in this Agreement; provided, however, that the party claiming material breach or failure to perform on the part of the other party shall serve notice thereof on the other party as soon practicable after it becomes aware of such material breach or failure and provided, further, that such material breach or failure has not been remedied within thirty (30) days after notice thereof has been given to such other party (it being agreed that where such 30-day notice period would extend beyond the scheduled Closing hereunder, the Closing will be postponed to such 30th day).

                           A termination of this Agreement pursuant hereto shall
automatically, without any further actions by Purchaser and/or Seller, operate as a termination of the European Agreement.

                  18.02 PROCEDURE UPON TERMINATION. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to section 18.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Purchaser or Seller. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, each party shall redeliver all documents, workpapers and other material of the other party relating to the transactions contemplated hereby whether so obtained before or after execution hereof, to the party furnishing the same. If this Agreement is terminated pursuant to section 18.01(a), no party hereto shall have any liability or obligation to the other party to this Agreement as a result of such termination. If this Agreement is terminated pursuant to section 18.01(b), the non-breaching party, in addition to its other rights and remedies, shall be entitled to recover its costs and expenses which are incurred in connection with the negotiation of the transactions contemplated by this Agreement, up to a maximum amount of $10,000,000 plus brokers' fees and reasonable attorneys' fees. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby or permit the other party additional time to attempt to satisfy such condition precedent.

         19. MISCELLANEOUS.

                  19.01 FURTHER ASSURANCES. Upon reasonable request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of another party to protect or record the right or title of Purchaser to the Purchased Assets or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration, except as otherwise provided in sections 15 or 16.

                  19.02 GENERAL. This Agreement may be amended only by an agreement in writing by the parties hereto. This Agreement shall be governed by and subject to the laws of the State of Wisconsin without giving effect to choice of law principles thereunder. The failure of any party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition. In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of each provision, clause or part under other circumstances, shall not be affected thereby.

                  19.07 ENTIRE AGREEMENT. This Agreement and the schedules and other documents to be delivered pursuant hereto constitute the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings with respect to such subject matter are superseded hereby.

                  19.08 PUBLIC ANNOUNCEMENT. Except as required by law, no public announcement of the transactions contemplated hereby shall be made after the date hereof by way of press release, disclosure to the trade or otherwise except with the mutual approval of the parties.

                  19.09 ACCOUNT DEBTORS. If Seller receives any payment from any account debtor with respect to a Receivable after Closing, it shall promptly remit the payment to Purchaser. Purchaser is authorized to endorse any instrument of payment to Seller in Seller's name pursuant to its rights hereunder.

                  19.10 ARBITRATION. All claims, disputes and other matters in question between the parties to this Agreement, arising out of or in any way relating to this Agreement or the Supplemental Agreement or the breach of either of them, shall be decided by arbitration in Milwaukee, Wisconsin, in accordance with the rules of the American Arbitration Association ("AAA") then in effect unless the parties mutually agree otherwise. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association in Milwaukee, Wisconsin. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by this Agreement or the applicable statute of limitations.

                           Upon filing of a notice for demand for arbitration by
any party hereto, arbitration shall be commenced and conducted as follows:

                           (a) ARBITRATORS. All claims, disputes, controversies
and other matters (collectively "Matters") shall be referred to and decided and settled by one (1) arbitrator mutually agreeable to the parties. If the parties are unable to agree on an arbitrator, the matter shall be referred to and decided and settled by a panel of three (3) independent arbitrators, one selected by the Seller, one selected by the Purchaser and the third selected by the two arbitrators so selected. In the event the two (2) arbitrators are unable to agree on the third arbitrator, the third arbitrator shall be selected in accordance with the then current rules of the AAA. The selection of arbitrators shall be made within thirty (30) days after the date of the notice of demand for arbitration given pursuant hereto.

                           (b) COST OF ARBITRATION. Each party shall bear its
own costs incurred in connection with the arbitration proceeding. The parties shall each be responsible for one-half (1/2) of the fees of the arbitrator(s) and his or their related expenses.

                           (c) LOCATION OF PROCEEDINGS. All arbitration
proceedings shall be held in Milwaukee, Wisconsin unless the parties agree otherwise.

                           (d) PRE-HEARING DISCOVERY. The parties shall have the
right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure. Document discovery and other discovery shall be under the control of and be enforceable by the arbitrator and the arbitrator shall permit and facilitate such discovery as he shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective.

                           (e) HEARINGS. The hearings shall be conducted to
preserve their privacy and to allow reasonable procedural due process.

                           (f) GOVERNING LAW. The laws of the State of Wisconsin
shall be applied, without reference to the choice of law principles thereof, in resolving matters submitted to such arbitration, except that the laws of England shall be applied, without reference to the choice of law principles thereof, in resolving matters relating to the Supplemental Agreement submitted to such arbitration.

                           (g) CONSOLIDATION. No arbitration shall include, by
consolidation, joinder or in any other manner, any additional person not a party to this Agreement (other than affiliates of any such party, which affiliates may be included in the arbitration) except by written consent of the parties hereto containing a specific reference to this Agreement or the Supplemental Agreement (as the case may be).

                           (h) AWARD. The arbitrators are empowered to render an
award of general compensatory damages and equitable relief (including, without limitation, injunctive relief). Any award issued by the arbitrator shall be final and may be enforced in any court of competent jurisdiction.

                           (i) CONFIDENTIALITY. The parties hereto will maintain
the substance of any proceedings hereunder in confidence and make disclosures to others only to the extent necessary to properly conduct the proceedings.

                  19.11 BROKERS. Purchaser and Seller represent and warrant to each other that, except for the fees of Goldman Sachs & Co., for which Seller shall be responsible, there are no brokerage or finder's fees in connection with the transactions contemplated hereby resulting from any actions taken by them and they hereby indemnify, save and hold each other harmless from and against any claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by them relating to the transactions contemplated hereby.

                  19.12 COVENANT NOT TO COMPETE.

                           (a) Within North America, South America and Europe,
Seller shall not, directly or indirectly, during the nine-year period beginning on the Closing Date and ending on the anniversary thereof in calendar year 2007 (the "Restricted Period"), engage in the manufacture or sale of pressure washers, consumer portable generators and welders. Within North America, South America and Europe, Purchaser shall not, directly or indirectly, during the Restricted Period, engage in the manufacture or sale of products currently manufactured or sold by Seller's industrial division, including, but not limited to, air-cooled generator applications (including, but not limited to, recreational vehicles, industrial mobile, telecom or home stand-by or any other types of residential, commercial, or industrial products currently manufactured or sold by Seller's industrial division), and diesel, natural gas, propane or gasoline powered generators and related equipment such as transfer switches, battery chargers, control systems, etc., and any items currently in production by Seller's industrial division. The restrictions contained in this section 19.12(a) shall not in any way apply to or limit Seller's ability to sell component parts to portable generators and welders; provided, however, that Seller's ability to sell its GN Series engines as components for pressure washers, consumer portable generators and welders shall be subject to the provisions of the Engine Supply Agreement. The restriction contained in this section 19.12(a) shall not in any way apply to or limit Seller's ability to manufacture or sell industrial generators or any component parts to industrial generators. "Consumer portable generators" shall mean air-cooled generators of the type currently in production at the Division at the time of signing this Agreement. "Industrial generators" shall mean any generator of any type above 10KW, including, but not limited to, diesel, natural gas, propane, or gasoline powered generators and related equipment such as transfer switches, battery charges, control systems, etc., and any other items currently in production by Seller other than at the Division at the time of signing this Agreement.

                           (b) During the Restricted Period, Seller shall keep
secret and retain in confidence and shall not use for the benefit of Seller or others any and all confidential matters of Seller with respect to the Business, including, without limitation, trade secrets of Seller with respect to the Business, and shall not disclose such confidential matters to anyone other than Purchaser without the express written consent of Purchaser or as required by law. During the Restricted Period, Purchaser shall keep secret and retain in confidence and shall not use for the benefit of Purchaser or others any and all confidential matters with respect to any business engaged in by Seller after the Closing Date, including, without limitation, trade secrets of Seller with respect to such business, and shall not disclose such confidential information to anyone other than Seller without the express written consent of Seller or as required by law.

                           (c) During the Restricted Period, Seller shall not,
directly or indirectly, encourage to leave the employment of Purchaser or in any way solicit for employment any person who is employed by Purchaser immediately after the Closing Date and Purchaser shall not, directly or indirectly, encourage to leave the employment of Seller or in any way solicit for employment any person who is employed by Seller immediately after the Closing Date..

                  19.13 KNOWLEDGE. Whenever the Agreement refers to matters within the Seller's "knowledge," "known to Seller" or of which Seller "knows," such reference is limited to the actual knowledge of the persons listed on
Schedule 19.13 as of the Closing Date. Schedule 19.13 should include Robert D. Kern, William W. Treffert, Gary J. Lato, Gerald C. Ruehlow, Roger W. Shaus and Dawn A. Tabat. Further, to the extent Seller is required to make a representation or warranty as to an act or action "threatened" against Seller, Seller shall be deemed to have knowledge of such threat only if such threat is known to one of the persons listed on Schedule 19.13 and a reasonable person in the exercise of reasonable business judgment would characterize the statements made or notice given or actions taken as a material "threat."

                  19.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                  19.15 DRAFTING. This Agreement was jointly drafted and prepared by the parties hereto and no presumption, either in favor of or against either party hereto, shall be deemed to exist with respect to the interpretation of any provision of this Agreement by virtue of the authorship thereof.

                  19.16 SURVIVABILITY OF CERTAIN PROVISIONS. The representations and warranties of Purchaser and Seller contained in sections 9, 10 and 11 shall survive Closing as provided in sections 15 and 16. The agreements and covenants of Purchaser and Seller contained in sections 12 (except section 12.03), 13, 14.01, 19.05, 19.06, 19.08, 19.09 and 19.12 shall survive Closing for the period set forth in such sections or, if no specific period is set forth in such sections, for five years. The agreements and covenants contained in section
19.10 shall survive Closing indefinitely.

                  19.17 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules, identified in this Agreement are incorporated herein by reference and made a part hereof.

                  19.18 SUPPLEMENTAL AGREEMENT. The parties acknowledge that the purpose of the Supplemental Agreement is to deal with issues relating to value added tax chargeable on the sale of the European Assets, employees of Seller who are employed in the UK, Germany and


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

Spain and business records kept in relation to those parts of the Division located in the UK, Germany and Spain, such matters being "European Matters". Accordingly, to the extent that any term of this Agreement conflicts with any term of the Supplemental Agreement, the relevant term of the Supplemental Agreement shall, in relation to European Matters only, take precedence over the relevant term of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

                                 GENERAC CORPORATION


                                 BY /s/ Robert D. Kern
                                    -------------------------------------
                                    Robert D. Kern, Chairman of the Board

                                 GPPC, INC.


                                 BY /s/ Eric R. Wilkinson
                                    -------------------------------------
                                    Eric R. Wilkinson, President


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

                                    EXHIBITS

A            General Bill of Sale
B            Assignment and Assumption Agreement
C            Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. Opinion
D-1 and D-2  Intangible Property Assignments
E            Engine Supply Agreement
F-1 and F-2  License Agreements
G-1 and G-2   Secondary Supply Agreements
H            Transition Agreement
I            Supplemental Agreement
J            Purchaser's Counsel's Legal Opinion
K

                                    SCHEDULES

1.01     Personal Property
1.02     Real Property
1.03     Vehicles
1.04     Intangible Assets
1.05     Leases
1.06     Contracts
1.07     Prepaid Assets
1.09     Receivables
1.10     Inventory
1.11     Licenses and Permits
2.01     Insurance Policies Excluded
4.01     Long Term Debt
5.05     Purchase Price Allocation
7.08     Permitted Encumbrances; Leases and Contracts Requiring Consent;
           Estoppel Certificates Regarding Contract and Leases
9.03     Title to Purchased Assets
10.01    Financial Statements
10.02    Labor Matters
10.03    Consents and Approvals
10.04    Liabilities
10.06    Inventory
10.07    Business Changes
10.09    Condition of Real Property
10.12    Building Code Compliance
10.16    Contracts and Leases
10.17    Environmental Matters
10.18    Government Licenses and Regulation
10.19    Restrictions on Personnel
10.20    Taxes


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

10.21    Employment Contracts and Policies
10.22    Intangible Assets
10.25    Insurance
10.26    Subsidiaries
10.27    Litigation and Proceedings
10.28    Employee Benefits
10.30(a) Customers
10.30(b) Suppliers
19.13    Knowledge


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